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                                                                    Exhibit 10.1

                                [OPEN TV LOGO]

FOR IMMEDIATE RELEASE

Contacts:      General Media:                    Financial/Investors:
               David Benton                      Gary J. Fuges, CFA
               Director of Public Relations      Director of Investor Relations
               650/230-8003                      650/429-5531
               dbenton@opentv.com                gfuges@opentv.com

               Ellen Leo
               Manning Selvage & Lee For OpenTV
               323/866-6034
               ellen.leo@mslpr.com


     OPENTV TO ACQUIRE LEADING iTV MEDIA AND ENTERTAINMENT COMPANY, STATIC

 .  Deal is Expected to be Accretive to OpenTV's Pro-Forma Operating
   Profitability by Fourth Quarter 2001.

 .  Static Will Provide OpenTV with Immediate Recurring Revenue Streams From its
   Interactive Television Entertainment and Games Channel, PlayJam.

 .  PlayJam is the World's Most Successful iTV Entertainment and Games Channel.

 .  Static Provides an Award-Winning Broadcast Design Team and World-Class iTV
   Application Development Expertise Across Multiple Platforms.


MOUNTAIN VIEW, CALIF., AND LONDON, ENGLAND, JUNE 14, 2001 - OpenTV (NASDAQ and
AEX: OPTV), the world's leading interactive television (iTV) and media solutions company, today announced that it has agreed to acquire London-based Static, a privately-held leading iTV media and entertainment company. Static provides iTV application development expertise across multiple iTV platforms, broadcast design services for TV networks, and owns and operates the world's most successful iTV entertainment and games channel, PlayJam.
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Under the acquisition agreement, OpenTV will acquire all of Static's privately-
held stock in a combined stock and cash transaction. The transaction has a net value of approximately $59 million dollars. Approximately 14% of the gross deal value, all in ordinary shares, has been withheld subject to certain earn-out provisions. In aggregate, Static shareholders will receive approximately 2.8 million shares of OpenTV's Class A ordinary shares and approximately $17 million in cash.

The acquisition of Static will provide OpenTV with immediate recurring revenue streams through PlayJam. PlayJam currently reaches more than 9.0 million homes across digital television networks in Europe, including BSkyB, ntl, Telewest, TPS, and Canal Satellite. PlayJam also currently runs on several iTV platforms, including those provided by OpenTV, Vivendi's Canal Plus Technologies (NYSE: V), and Liberate (NASDAQ: LBRT).

"I am very excited about this acquisition, as it demonstrates OpenTV's commitment to move up the iTV value chain," said OpenTV Chief Executive Officer James Ackerman. "With the acquisition of Static, OpenTV gains the world's most successful interactive entertainment and games channel, immediate recurring revenue streams, an award-winning broadcast design team, and a world-class iTV application development team with proven multi-platform experience."

Ackerman continued, "The iTV games category has proven to be an early `killer app' in the interactive television arena. We expect to continue distributing PlayJam through multiple iTV platforms while leveraging PlayJam and Static's iTV expertise through OpenTV's experienced technology and sales teams."

Jasper Smith, Chief Executive Officer of Static, said "We are very excited to join the worldwide leader in the iTV industry. By combining with OpenTV, we believe our leading PlayJam iTV entertainment and games channel and our other product and service offerings will benefit greatly from OpenTV's iTV experience and their market-leading
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global customer base. We look forward to becoming an integral part of OpenTV's complete iTV solution."

Static's Product and Service Offerings

Highlights of Static's PlayJam iTV entertainment and games offerings include the following:

 . To date, Static has developed and offered, via PlayJam, 55 iTV games across multiple iTV platforms.

 . Popular iTV games include arcade-style action games, trivia, word puzzles, and sports-based games of skill such as golf and darts. PlayJam is fun and rewards players through a variety of high-value prizes.

 . PlayJam generates recurring revenue streams via premium-rate telephone calls that allow players to store their game points in order to vie for prizes, through advertisements placed on the games and via branded game sponsorships.

 . PlayJam successfully attracts the 16-34 year-old TV viewing demographic coveted by advertisers. During an average week, PlayJam today reaches 12% of the 16-34 year-olds that access the Sky Service, compared with the reach achieved by MTV (23%), VH-1 (24%) and UK Gold (38%). (Source: Broadcasters Audience Research Board)

 . PlayJam not only attracts TV viewers in the lucrative 16-34 year-old bracket, but retains them as well. During the May 21st to June 10th time period, users spent on average 33 minutes per PlayJam session on the Sky Service, compared with MTV (25 minutes), VH-1 (22 minutes), and UK Gold (49 minutes). (Source:
   Broadcasters Audience Research Board)
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Static also provides broadcast design services that assist TV networks in strengthening their brands. Broadcast design services clients include Channel Four, The Disney Channel, FilmFour, Star TV, Sky, and Universal Studio Networks.

Other Highlights

Upon closing of the acquisition, Static will become a wholly-owned subsidiary of OpenTV. Static CEO Jasper Smith and Chief Creative Officer Mark Rock will continue to head Static. Static's Executive Director Paul Bustin will be retained by OpenTV as a consultant.

This transaction, which has been unanimously approved by the Boards of Directors of both companies, is subject to certain closing conditions and is expected to close in early third quarter 2001.

A conference call for the investment community is scheduled to take place at 8:30 a.m. Pacific Daylight Time on Thursday, June 14 and will be webcast on the Investor Relations section of OpenTV's Web site at http://www.opentv.com.

About OpenTV

OpenTV is the world's leading interactive television and media solutions company. OpenTV builds a complete software and infrastructure platform that enables digital interactive television and brings on-demand content to other digital communications devices. OpenTV solutions are crafted to meet the needs of all digital communications networks and include operating middleware, content applications, content creation tools, professional services expertise, and strategic consulting.

OpenTV software has been shipped with or installed in 16 million digital set-top boxes worldwide and has been selected by 43 digital cable, satellite and terrestrial communications networks in over 50 countries, including BSkyB in the United Kingdom; TPS and Noos in France; PrimaCom in Germany; Via Digital in Spain; Stream in Italy; DIRECTV(TM) Latin America LLC; and EchoStar's DISH Network and USA Media in the
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U.S. In addition, 31 digital set-top box manufacturers have licensed OpenTV's software, and more than 1,100 developers have joined the Company's OpenAdvantage developer program.

Worldwide headquarters for OpenTV is located in Mountain View, Calif. Information on OpenTV is available at www.opentv.com.

                                     # # #

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including statements regarding the combination of the businesses of OpenTV and Static and the synergies that might be achieved from the proposed transaction. Actual results can differ materially. Risks and uncertainties that could cause actual results to differ include, but are not limited to, failure of the transaction to close due to the failure to satisfy closing conditions; the risk that the OpenTV and Static businesses will not be integrated successfully and unanticipated costs of such integration; failure of the combined company to retain and hire key employees; failure of the combined company to successfully manage its changing relationships with customers, suppliers and other business partners; whether current demand for interactive products and services will continue; the rate at which the market for interactive products and services will continue to expand; the timely identification, development and deployment of interactive products and services; customer acceptance of those products and services and the pricing thereof; the impact of competitive products and services and the pricing of those products and services; the impact of technological constraints and changes in technology; and other risk factors detailed in the documents filed from time to time by OpenTV Corp. with the Securities and Exchange Commission, including those risk factors detailed in Item 3.D of OpenTV Corp.'s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 18, 2001. OpenTV undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise.

(C) 2001 OpenTV, Inc. All rights reserved. OpenTV, OpenAuthor, OpenTV Runtime, OpenStreamer, and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.